This share transfer involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

April 13, 2020

For Immediate Release

Company: Sanyo Chemical Industries, Ltd.
Representative:	Yujiro Goto, President and Representative Director
(Code Number: 4114, First Section, Tokyo Stock Exchange)
Contacts:	Atsushi Tabata, General Manager of General Affairs Dept.
(Tel: +81-6-6223-9111)

Company: Nippon Shokubai Co., Ltd.
Representative:	Takao Ando, President & CEO
(Code Number: 4471, First Section, Tokyo Stock Exchange)
Contacts:	Masaya Yamamoto, Director & Executive Officer in charge of General Affairs
(Tel: +81-75-541-6153)

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Notice Regarding the Postponement of the Business Integration
by Way of Joint Share Transfer Between Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd. and the Reassessment of the Share Transfer Ratio

As announced in “Notice Regarding the Execution of a Final Agreement Concerning the Business Integration by Way of Joint Share Transfer Between Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd.” dated November 29, 2019, Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd. (collectively, the “Companies”) adopted a resolution in their respective extraordinary meeting of the Board of Directors on the same date to conduct a business integration (the “Business Integration”) by establishing Synfomix Co., Ltd. (the “Integrated Holding Company”) by way of joint share transfer (the “Share Transfer”), which shall become the parent company of the Companies, and executed a final agreement (the “Final Agreement”) between the Companies based on the spirit of equality.

It was scheduled under the Final Agreement that the establishment date of the Integrated Holding Company (the effective date of the Share Transfer) would be October 1, 2020. However, as the recent global outbreak of COVID-19 and the sharp decline in the oil and oil product markets, among other factors, have caused the performance and other aspects of the Companies, as well as the financial, economic, market and other elements of the business environment, which served as bases for the agreement on the Business Integration, to become unpredictable, we hereby announce that the Companies adopted a resolution in their respective extraordinary meeting of the Board of Directors today to postpone the Business Integration and reassess the Share Transfer ratio agreed under the Final Agreement, and executed a Memorandum of Understanding Regarding the Final Agreement (the “MOU”).

It was agreed in the MOU that the establishment date of the Integrated Holding Company (the effective date of the Share Transfer) is now scheduled to take place on April 1, 2021, and that the share transfer ratio agreed under the Final Agreement will be reassessed. There are no significant changes to the terms of the Business Integration from the terms announced on November 29, 2019 except for the schedule of the Business Integration including the establishment date of the Integrated Holding Company and the Share Transfer ratio.

The changes to the schedule of the Business Integration as a result of the change to the establishment date of the Integrated Holding Company (the effective date of the Share Transfer) are as follows.

	Before change	After change
Resolutions on the execution of the Final Agreement at the Companies’ extraordinary meetings of Board of Directors Execution of the Final Agreement	November 29, 2019	November 29, 2019
Resolutions on the content of the Share Transfer Plan at the Companies’ extraordinary meetings of the Board of Directors Preparation of the Share Transfer Plan	Early May 2020 (scheduled)	TBD (to be separately agreed between the parties)
Approval of the Share Transfer Plan and other items necessary for the Share Transfer at the Companies’ shareholders meeting	Mid-June 2020 (scheduled)	TBD (to be separately agreed between the parties)
Final trading date of the Companies’ common stock	September 28, 2020 (scheduled)	March 29, 2021 (scheduled)
Delisting date of the Companies’ common stock	September 29, 2020 (scheduled)	March 30, 2021 (scheduled)
Effective Date (establishment date of the Integrated Holding Company) Listing of the Integrated Holding Company’s common stock	October 1, 2020 (scheduled)	April 1, 2021 (scheduled)

The result of the reassessment of the Share Transfer ratio and the schedule of the Business Integration will be announced as soon as it has been agreed between the Companies.

End

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This press release includes “forward-looking statements” that reflect the plans and expectations of Nippon Shokubai Co., Ltd. and Sanyo Chemical Industries, Ltd. in relation to, and the benefits resulting from, their business integration described above. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and beliefs of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual results, performance, achievements or financial position of one or both of the Companies (or the Integrated Holding Company) to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

The Companies undertake no obligation to publicly update any forward-looking statements after the date of this press release. Investors are advised to consult any further disclosures by the Companies (or the Integrated Holding Company) in their subsequent domestic filings in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1)	economic and business conditions in and outside Japan;
(2)	changes in resource prices such as crude oil and changes in exchange rates;
(3)	changes in the competitive landscape, including the changes in the competition environment and the relationship with major customers;
(4)	changes in interest rates on loans, corporate bonds and other indebtedness of the Companies, as well as changes in financial markets;
(5)	changes of assets (including pension assets) such as securities;
(6)	changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;
(7)	increases in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;
(8)	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;
(9)	the Companies being unable to complete the Business Integration due to reasons such as that the Companies not being able to implement the necessary procedures including approval of the agreement with regard to the Business Integration by the shareholders’ meetings of the Companies, and any other reasons;
(10)	delays in the review process by the relevant competition law authorities or the clearance of the relevant competition law authorities or other necessary approvals being unable to be obtained; and
(11)	inability or difficulty of realizing synergies or added value by the Business Integration by the Integrated Group

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